UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 9, 2013
Date of Report (Date of earliest event reported)

DUMA ENERGY CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-53313	30-0420930
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Gessner, Suite 200, Houston, Texas	77024
(Address of principal executive offices)	(Zip Code)

(281) 408-4880
Registrant's telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

In a previous Form 8-K dated November 27, 2103 and filed December 3, 2013 we reported that we had entered into a Stock Exchange Agreement (The “Agreement”) whereby we would acquire 100% of the equity of Hydrocarb Corporation (“Hydrocarb”) and at the same time issue common stock to our rights holders.  The closing of the Agreement occurred on December 9, 2013.  We now own 100% of the equity of Hydrocarb Corporation and it is now our wholly-owned subsidiary.

Hydrocarb Corporation is an energy exploration and production company targeting major under-explored oil and gas projects in emerging, highly prospective regions of the world.  Hydrocarb itself owns the following subsidiaries:

---	Hydrocarb Namibia Energy (Proprietary) Limited, a Namibia Company, 100% owned.

---	Otaiba Hydrocarb LLC, a UAE Limited Liability Company, 95% owned.

---	Hydrocarb Texas Corporation, a Texas Corporation, 100% owned.

Hydrocarb’s former shareholders exchanged stock with us pro rata to their Hydrocarb holdings.  Hydrocarb Corporation’s former principal shareholders (some of whom remain Hydrocarb’s executive officers as well) who are related parties to us are: Kent P. Watts who is also our Chairman of the Board; Pasquale V. Scaturo who is also our CEO; Charles F. Dommer who is also our President and COO; Tyler W. Moore who is also our CFO; and two children of Kent P. Watts.  There were nine other former shareholders of Hydrocarb in the exchange.

We acquired 100% of the shares of common stock and preferred stock of Hydrocarb in exchange for an aggregate of 25,190,000 shares of our common stock and 8,188 shares of our Series A 7% Convertible Voting Preferred Stock (the “Preferred Stock”).  The Preferred Stock has the following features:

-----	a stated value of $400.00 per share

-----	a cash dividend of 7% per annum

-----	common stock equivalent voting power

-----	conversion into common stock at a price of $2.00 per share of common stock

In connection with the closing of the Agreement we issued 22,410,000 shares of common stock to our rights holders.  These rights were previously issued in an unrelated transaction in August 2012.  The principal rights holders who are related parties to us are: KD Navigation, Inc., KW Navigation, Inc. and CW Navigation, Inc., which are owned by the niece and nephews of Kent P. Watts.  There was one other rights holder who is the brother of Kent P. Watts.

Changes in Control

We are unaware of any contract, or other arrangement or provision, the operation of which may at a subsequent date result in a change of control of our company.  Our acquisition of Hydrocarb Corporation and the issuance to our rights holders will not cause a change in control.

Item 3.02	Unregistered Sales of Equity Securities.

In connection with the closing of the Agreement described above, on December 9, 2013 we issued an aggregate of 25,190,000 shares of our common stock of and 8,188 shares of our Preferred Stock to 15 persons in exchange for their shares of Hydrocarb Corporation.  The Preferred Stock has the following features:

-----	a stated value of $400.00 per share

-----	a cash dividend of 7% per annum

-----	common stock equivalent voting power

-----	conversion into common stock at a price of $2.00 per share of common stock

These exchange transactions were made in reliance upon exemptions from registration under Section 4(2) of the Securities Act.  Each certificate issued for unregistered securities contained a legend stating that the securities have not been registered under the Securities Act and setting forth the restrictions on the transferability and the sale of the securities. No underwriter participated in, nor did we pay any commissions or fees to any underwriter, in these transactions. These transactions did not involve a public offering. The investors had knowledge and experience in financial and business matters that allowed them to evaluate the merits and risk of receipt of these securities. The investors were knowledgeable about our operations and financial condition.

Also in connection with the Agreement described above, on December 9, 2013 we issued an aggregate of 22,410,000 shares of common stock to our rights holders.  These exchange transactions were made in reliance upon exemptions from registration under Section 4(2) of the Securities Act.  Each certificate issued for unregistered securities contained a legend stating that the securities have not been registered under the Securities Act and setting forth the restrictions on the transferability and the sale of the securities. No underwriter participated in, nor did we pay any commissions or fees to any underwriter, in these transactions. These transactions did not involve a public offering. The investors had knowledge and experience in financial and business matters that allowed them to evaluate the merits and risk of receipt of these securities. The investors were knowledgeable about our operations and financial condition.

Item 9.01	Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired.

Financial Statements required by this item will be filed by amendment no later than February 24, 2014.

(b)	Pro Forma Financial Information.

Pro Forma Financial Information required by this item will be filed by amendment no later than February 24, 2014.

(d)	Exhibits.

Exhibit Number	Description

3.1 *	Certificate of Designation of Series A 7% Convertible Voting Preferred Stock.

10.1 **	Stock Exchange Agreement

*	Previously filed an exhibit in Form 8-K filed December 6, 2013.

**	Previously filed an exhibit in Form 8-K filed December 3, 2013.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUMA ENERGY CORP.

Date: December 9, 2013	/s/ Joel Seidner
	Name:	Joel Seidner
	Title:	Secretary